As filed with the Securities and Exchange Commission on January 20, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NOVASTAR FINANCIAL, INC.
(Exact name of registrant as specified in charter)

Maryland	74-2830661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott F. Hartman
Chairman of the Board and Chief Executive Officer
NOVASTAR FINANCIAL, INC.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
(816) 237-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kirstin Pace Salzman
Blackwell Sanders Peper Martin, LLP
4801 Main Street, Suite 1000
Kansas City, Missouri 64112

     Approximate date of commencement of proposed sale to the public: At any time and from time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered	per Share	Offering Price(2)	Fee(3)

Common Stock, $0.01 par value per share	286,645 shares	(1)	$10,881,044	$1,165

(1)	Highest price, excluding interest, to be payable per share in connection with the Rescission Offer covered by this registration statement. The price per share will range from $35.50 to $37.96, depending on the price originally paid by the offeree.
(2)	Aggregate purchase price, excluding interest, estimated to be payable if the Rescission Offer covered by this registration statement is accepted in full.
(3)	Calculated pursuant to Rule 457(j) on the basis of the amount at which such securities were sold.

PROSPECTUS
NovaStar Financial, Inc.
286,645 Shares
Common Stock
Rescission Offer

        We are offering, under the terms and conditions described in this prospectus, to rescind (the “Rescission Offer”) the previous purchase of 286,645 shares of our common stock, par value $0.01 per share, by persons who acquired such shares through our Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) on May 11, 2005, May 23, 2005 or May 27, 2005 (the “Applicable Dates”) at a price per share of $37.96, $36.04 and $35.50, respectively.
      If you purchased shares of our common stock pursuant to the Plan on an Applicable Date and accept the Rescission Offer you will receive:

•	In the event you sold such shares at a loss, an amount equal to the excess of the amount you paid for such shares over the proceeds from the sale of the shares, plus interest, less dividends that you received or that you are entitled to receive.

•	In the event you continue to hold such shares, an amount equal to the amount you paid for such shares, plus interest from the date of the purchase, less dividends that you received or that you are entitled to receive.
      The Rescission Offer will expire at 5:00 p.m., Central time, on February 21, 2006 (the “Expiration Date”).
      Our common stock is listed on the New York Stock Exchange under the trading symbol “NFI.” The last reported sale price of our common stock (as reported on the New York Stock Exchange) on January 18, 2006 was $31.02 per share.
      YOU MAY ELECT TO ACCEPT THE RESCISSION OFFER IN WHOLE OR IN PART, AS SET FORTH IN THIS PROSPECTUS. YOU DO NOT NEED TO TAKE ANY ACTION TO REJECT THE RESCISSION OFFER. IF YOU FAIL TO RESPOND TO THE RESCISSION OFFER BY THE EXPIRATION DATE, YOU WILL BE DEEMED BY US TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY PREVENT YOU FROM MAINTAINING AN ACTION AGAINST US IN CONNECTION WITH SHARES OF OUR COMMON STOCK PURCHASED PURSUANT TO THE PLAN ON THE APPLICABLE DATES.
      Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.
      The shares of our common stock subject to the Rescission Offer may not have been registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares have now been registered by means of a Registration Statement on Form S-3 of which this prospectus forms a part. Accordingly, whether or not you accept the Rescission Offer, shares of our common stock subject to the Rescission Offer will be properly registered under the Securities Act, effective as of the date of this prospectus.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is January 20, 2006

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
      Unless otherwise stated or the context otherwise requires, references in this prospectus to “we,” “us,” and “our” refer to NovaStar Financial, Inc. and its subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “continue,” “anticipate,” “intend,” “may,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions or the negative of those terms, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this prospectus are forward-looking by their nature:

•	our business strategy;

•	our ability to manage risk, including credit risk;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of funds from operations;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.
      You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders. Such factors include, but are not limited to:

•	those identified under the “Risk Factors” section of this prospectus;

•	those identified from time to time in our public filings with the Securities and Exchange Commission (the “Commission”);

•	our ability to generate sufficient liquidity on favorable terms;

•	the size and frequency of our securitizations;

•	interest rate fluctuations on our assets that differ from those on our liabilities;

•	increases in prepayment or default rates on our mortgage assets;

•	changes in assumptions regarding estimated loan losses and fair value amounts;

•	changes in origination and resale pricing of mortgage loans;

•	growth in markets which we serve;

•	our compliance with applicable local, state and federal laws and regulations and the impact of new local, state or federal legislation or regulations or court decisions on our operations;

•	the initiation of a margin call under our credit facilities;

•	the ability of our servicing operations to maintain high performance standards and to maintain appropriate ratings from rating agencies;

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•	our ability to expand origination volume while maintaining an acceptable level of overhead;

•	our ability to attract and retain qualified employees, including, in particular, our senior executives;

•	our ability to adapt to and implement technological changes;

•	the stability of residential property values;

•	the outcome of litigation or regulatory actions pending against us; and

•	the impact of general economic conditions.
      We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed or incorporated by reference in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, including under the captions “Risk Factors” and “Safe Harbor Statement,” which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

iii

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER
Why are you making the Rescission Offer?
      On December 9, 2003, we filed a registration statement on Form S-3 with the Commission covering the sale and issuance of our common stock under the Plan. In June 2005, we determined that 286,645 shares of our common stock sold under the Plan may not have been properly registered in accordance with the Securities Act. Accordingly, we suspended further sales and issuances of our common stock under the Plan until a new registration statement could be filed and declared effective. On July 19, 2005, we filed a registration statement on Form S-3 covering the sale and issuance of an additional 2,500,000 shares of our common stock under the Plan, which registration statement has been declared effective by the Commission.
      We are making the Rescission Offer with regard to 286,645 shares of our common stock sold pursuant to the Plan on the Applicable Dates. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of such shares of our common stock. Our directors and current executive officers, who purchased shares of our common stock pursuant to the Plan on the Applicable Dates do not intend to participate in the Rescission Offer.
What will I receive if I accept the Rescission Offer?
      The answer to this question depends on whether you still hold the shares of our common stock purchased pursuant to the Plan on the Applicable Dates:

•	If you have sold such shares at a loss, we will pay you an amount equal to the amount you paid for such shares less the proceeds from the sale of the shares, plus interest, less dividends that you received or that you were entitled to receive prior to such sale. Interest will be paid on the amount originally paid for the shares during the period from the date of purchase of the shares until the date of the sale of the shares and on the loss realized from the sale of the shares from the date of sale through the date that payment is made.

•	If you continue to hold such shares and the market price of the shares as of the Expiration Date is less than the price you paid for the shares, plus interest from the date of purchase of the shares through the date that payment is made by us, less dividends that you received or that you are entitled to receive, we will repurchase the shares and will pay you an amount equal to the amount you paid for such shares, plus interest from the date of purchase of the shares through the date that payment is made by us, less dividends that you received or that you are entitled to receive.
What dividends have been paid since the first Applicable Date?
      We have paid the following cash dividends since the first Applicable Date:

Record Date	Dividend per Share

May 13, 2005	$1.40
August 12, 2005	$1.40
November 8, 2005	$1.40
December 30, 2005	$1.40
      The amount and timing of future dividends are determined by our Board of Directors based on REIT tax requirements and business trends at the time.

When will I receive payment for my shares if I properly accept the Rescission Offer?
      If you properly accept the Rescission Offer, we will mail you a check for the proceeds to which you are entitled on or before March 3, 2006. If you hold shares subject to the Rescission Offer through a DTC participant, we will mail the check for the proceeds to the DTC participant, and you should contact your DTC participant about having the proceeds properly credited to your account.
Am I legally required to accept the Rescission Offer?
      No. You are not legally required to accept the Rescission Offer.
What considerations should I take into account in deciding whether to accept the Rescission Offer?
      The answer to this question depends on whether you still hold the shares of our common stock purchased pursuant to the Plan on an Applicable Date.
      If you no longer hold such shares, you should determine whether any such shares were sold for less than you paid for them. You are not entitled to accept the Rescission Offer with respect to any shares you sold at a price equal to or higher than the price you paid for them. If any of the shares you purchased on the Applicable Dates were sold at a loss, acceptance of the Rescission Offer, with regard to those shares, may be economically beneficial to you. The extent to which acceptance of the Rescission Offer is beneficial depends on the amount of the loss, the amount of interest to which you are entitled and the amount of dividends you received or that you are entitled to receive in connection with such shares. Generally, if the amount of dividends that you received or that you are entitled to receive with respect to shares subject to the Rescission Offer exceeds the amount of the loss you incurred upon the sale of such shares, then you will not be entitled to accept the Rescission Offer with respect to such shares.
      If you continue to hold such shares, acceptance of the Rescission Offer is not economically beneficial unless the market value of the shares, as of the Expiration Date, is less than the amount you paid for such shares on an Applicable Date, plus interest, less dividends that you received or that you are entitled to receive.
      If you no longer hold all the shares of our common stock acquired pursuant to the Plan on the Applicable Dates, we will only repurchase those shares that are not deemed sold. Shares are deemed sold in the order in which you purchased them. In order to determine which shares are eligible for repurchase, all shares acquired on your behalf pursuant to the Plan on the Applicable Dates will be matched against all sales of shares on or after the Applicable Dates by matching the first share acquired with the first share sold. Only those purchases that do not have matching sales are eligible for repurchase as part of the Rescission Offer. You are entitled to payment for those shares that are deemed sold at a loss. In order to determine the amount payable with respect to shares that are sold, the Rescission Administrator will use the same procedure as is used to determine which shares are eligible for repurchase.
May I accept the Rescission Offer in part?
      Yes. You may accept the Rescission Offer in part by indicating on the Rescission Offer Acceptance Form the shares of our common stock that were purchased on the Applicable Dates for which you are accepting the Rescission Offer.
      If you accept the Rescission Offer in part, you will be deemed to have rejected the Rescission Offer with respect to the shares of our common stock that were purchased on the Applicable Dates for which you do not accept the Rescission Offer. See “What happens if I do not return the Rescission Offer Acceptance Form?” for the effect of such rejection.

When does the Rescission Offer expire?
      The Rescission Offer expires at 5:00 p.m., Central time, on February 21, 2006.
What do I need to do now to accept the Rescission Offer?
      You should complete, sign and date the accompanying Rescission Offer Acceptance Form, included as Appendix A, and return it to:
NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention: Jeffrey D. Ayers
      WE MUST RECEIVE YOUR PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM AND ALL OTHER REQUIRED DOCUMENTATION BEFORE THE EXPIRATION DATE. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOUR ACCEPTANCE OF THE RESCISSION OFFER WILL BE ACCEPTED OR REJECTED.
      Certain shares of our common stock sold pursuant to the Plan on the Applicable Dates are registered in the name of the Depository Trust Company or its nominee, which we refer to in this prospectus as “DTC.” DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. If you purchased, and still hold, shares of our common stock subject to the Rescission Offer through an account maintained by a DTC participant and you desire to accept the Rescission Offer, you should contact your DTC participant promptly and instruct it to accept the Rescission Offer on your behalf.
      If you currently own shares subject to the Rescission Offer and you hold certificates for such shares, you must enclose with the Rescission Offer Acceptance Form the certificates for the shares to be repurchased by us, properly endorsed for transfer, with your signature guaranteed by an eligible guarantor institution such as a commercial bank, trust company, securities broker dealer, credit union or savings & loan that is a member of the Medallion Signature Guarantee Program. If UMB Bank N.A., the administrator of the Plan (the “Plan Administrator”), is presently holding certificates for the shares to be repurchased by us, or the Plan Administrator holds such shares in book-entry form, your signature on the Rescission Offer Acceptance Form must be guaranteed as described above. If you decide to accept the Rescission Offer and intend to use the mail to return your stock certificates to us, we recommend that you use insured registered mail, return receipt requested.
      If you have already sold shares subject to the Rescission Offer at a loss, you must enclose with the Rescission Offer Acceptance Form proof reasonably satisfactory to us evidencing the bona fide sale of such shares to a third party, including the sale price for such shares. Satisfactory proof of the sale price of such shares may take the form of a receipt from the broker, dealer or other person conducting the sale. The sale price may have been paid in either cash or property. If the sale price was paid in property, the price will be deemed to be the fair market value of such property at the time of sale. If the proof of the sale price is not reasonably satisfactory to us, we may require additional proof. In addition, we may require evidence that any sale of such shares was a bona fide transfer to a third party.
Will I have to pay any fees or commissions if I accept the Rescission Offer?
      If you hold the shares of common stock subject to the Rescission Offer through a broker or other nominee who accepts the Rescission Offer on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

What do I need to do now to reject the Rescission Offer?
      You do not need to take any action to reject the Rescission Offer.
What happens if I do not return the Rescission Offer Acceptance Form?
      If you do not return the Rescission Offer Acceptance Form and all other required documentation before the Expiration Date, you will be deemed to have rejected the Rescission Offer. If you reject the Rescission Offer, you will not receive any payment with respect to shares of our common stock subject to the Rescission Offer. In addition, the shares that you now own that are subject to the Rescission Offer will be properly registered under the Securities Act, effective as of the date of this prospectus and, unless you are deemed to be an “affiliate” of us, such shares will be freely tradable in the public market as of the Expiration Date. Those shares owned by our affiliates will be subject to the restrictions on resale provided in Rule 144 under the Securities Act.
      If you fail to accept the Rescission Offer, it is unclear whether or not your federal rights of rescission and damages will remain preserved. The staff of the Commission takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year after a violation has occurred, but in no event more than three years after the security was bona fide offered to the public.
      We believe all the sales of shares of our common stock that are the subject of the Rescission Offer were exempt from registration under state law, and thus you may not be entitled to any state law remedies. However, under state law, acceptance or rejection of the Rescission Offer may preclude you from maintaining an action against us in connection with the shares of our common stock purchased on the Applicable Dates. We do not make any representation as to the compliance of this Rescission Offer with applicable state law.
Can I change my mind after I have mailed my signed Rescission Offer Acceptance Form?
      Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before the Expiration Date. If you change your decision and want to accept the Rescission Offer with respect to shares of our common stock for which you did not originally elect to accept, you can do this by completing and submitting another Rescission Offer Acceptance Form for such shares. If you change your decision and want to reject the Rescission Offer, in whole or in part, after having submitted the Rescission Offer Acceptance Form then you may reject the Rescission Offer by sending a notice that includes your name, signature, address, social security number or taxpayer identification number, a clear indication that you are rejecting the Rescission Offer and the shares to which the rejection relates to:
NovaStar Financial, Inc.
8140 Ward Parkway, Suite 300
Kansas City, Missouri 64114
Attention: Jeffrey D. Ayers
      THIS NOTICE OF REJECTION MUST BE RECEIVED AT THE ABOVE ADDRESS BEFORE THE EXPIRATION DATE. OTHERWISE YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTIONS ON THE RESCISSION OFFER ACCEPTANCE FORM(S).
      If a DTC participant accepted the Rescission Offer on your behalf by submitting a Rescission Offer Acceptance Form and you want to reject the Rescission Offer, then you must instruct the DTC participant to submit a notice of rejection on your behalf.
      If we receive a notice of rejection before the Expiration Date and you had enclosed certificates for shares of common stock with your Rescission Offer Acceptance Form, we will promptly return the certificates to you.
Who can help answer my questions?
      If you have questions regarding the Rescission Offer, you may call Jeffrey D. Ayers (the “Rescission Administrator”) at the following number, (816) 237-7000, Monday through Friday between the hours of 9:00 a.m. and 5:00 p.m., Central time, prior to the Expiration Date.

RISK FACTORS
      An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above and the risks identified in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, including those risks identified under the captions “Risk Factors” and “Safe Harbor Statement.”
The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws and we may continue to be contingently liable for rescission or damages in an indeterminate amount.
      It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable federal and state securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages, which could result in an adverse effect on our financial condition. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws.
Your right of rescission under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.
      The rights remaining to the recipients of a rescission offer are not clearly delineated under the federal or most state securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission will remain preserved. The staff of the Commission takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act is one year after a violation has occurred, but in no event more than three years after the security was bona fide offered to the public.
      The Rescission Offer may also affect your right of rescission and your right to damages under state law. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims. Our Rescission Offer is not an admission that we did not comply with any federal securities registration requirements or federal and state disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defenses that we may have.

THE COMPANY
      We are a specialty finance company that originates, purchases, sells, invests in and services residential nonconforming loans. We offer a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including federal government-sponsored entities such as Fannie Mae or Freddie Mac. We retain significant interests in the nonconforming loans we originate and purchase through our mortgage securities investment portfolio. Through our servicing platform, we then service all of the loans in which we retain interests, in order to better manage the credit performance of those loans.
      We have elected to be taxed as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended, (the “Code”). We believe that the tax-advantaged structure of a REIT maximizes the after-tax returns from our mortgage assets. We must meet numerous rules established by statute to retain our status as a REIT. In summary, among others, they require us to:

•	restrict investments to certain real estate related assets;

•	avoid certain investment trading and hedging activities; and

•	distribute at least 90% of taxable income to stockholders.
      As long as we maintain our REIT status, distributions to our stockholders will generally be deductible by us for income tax purposes. This deduction effectively eliminates corporate level income taxes. NovaStar Mortgage, Inc. (“NovaStar Mortgage”) and certain other of our subsidiaries are operated as “taxable REIT subsidiaries” under the REIT tax rules. As such, any earnings that we derive through NovaStar Mortgage and our other taxable REIT subsidiaries are effectively subject to a corporate level tax. We believe the REIT structure is one of the most desirable for owning loans and mortgage securities and conducting mortgage operations. We believe we have met, and will continue to meet, the requirements to maintain our REIT status.
      We are self-advised and self-managed. We do not need to rely and do not rely, on a third-party advisor to provide portfolio investment advice or third party manager for the day-to-day administration of our business operations. We believe that our structure favorably distinguishes us from other mortgage REITs.
      NovaStar Financial, Inc. (“NovaStar Financial”) was incorporated in the State of Maryland on September 13, 1996 and began operations in December 1996. Our principal executive offices are located at 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114. Our telephone number is (816) 237-7000.

THE RESCISSION OFFER
Background and Reasons for the Rescission Offer
      On December 9, 2003, we filed a registration statement on Form S-3 with the Commission covering the sale and issuance of our common stock under the Plan. In June 2005, we determined that 286,645 shares of our common stock sold under the Plan may not have been properly registered in accordance with the Securities Act. Accordingly, we suspended further sales or issuances of our common stock under the Plan until a new registration statement could be filed and declared effective. On July 19, 2005, we filed a registration statement on Form S-3 covering the sale and issuance of an additional 2,500,000 shares of our common stock under the Plan, which registration statement has been declared effective by the Commission.
      We are making this Rescission Offer with regard to 286,645 shares of our common stock sold pursuant to the Plan on the Applicable Dates. Our board of directors has approved the Rescission Offer in order to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of such shares of our common stock. Our directors and current executive officers, who purchased shares of our common stock pursuant to the Plan on the Applicable Dates do not intend to participate in the Rescission Offer.
Effect of the Rescission Offer
      If you affirmatively reject, or fail to accept in full, the Rescission Offer before the Expiration Date, you will not receive any payment for the shares of our common stock subject to the Rescission Offer for which you do not accept. In addition, such shares that you now own that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus and, unless you are deemed to be an “affiliate” (as defined in Rule 144 under the Securities Act) of us, such shares will be freely tradable in the public market as of the Expiration Date. Those shares owned by our affiliates will be subject to the restrictions on resale provided in Rule 144 under the Securities Act.
      We believe that your acceptance of the Rescission Offer will, under general theories of estoppel, preclude you from later seeking similar relief. For federal securities law purposes, nonacceptance of the Rescission Offer may not terminate your right to bring a civil action against us for failure to register the shares under the Securities Act before expiration of the applicable statute of limitations. The staff of the Commission takes the position that a person’s federal right of rescission may survive a rescission offer. However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief. The statute of limitations for enforcement of such statutory rights by a stockholder is one year commencing on the date of the sale of common stock sold in violation of the federal registration requirements, but in no event later than three years after the common stock was bona fide offered to the public.
      The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable securities laws or rights under state securities laws, common law or equity. We believe that all the sales of shares of our common stock that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that the Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. We, however, do not make any representation as to the compliance of the Rescission Offer with state law. Under state law, acceptance or rejection of the Rescission Offer may preclude you from maintaining an action against us in connection with the shares of our common stock purchased on the Applicable Dates. You may wish to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

Terms of the Rescission Offer
      If you elect to accept the Rescission Offer with respect to shares that you have already sold at a loss, you will receive an amount equal to the amount you paid for the shares less the proceeds of the sale, plus interest, less dividends that you received or that you were entitled to receive prior to such sale. Interest will be paid on the amount originally paid for the shares during the period from the date of purchase of the shares until the date of sale of such shares. Interest will also be paid on the loss realized from the date of sale of the shares through the date that payment is made.
      The interest rate will be determined according to federal law because we believe that no violation of state securities laws occurred in connection with the purchases and sales of our common stock subject to the Rescission Offer. The interest rate will be the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week which includes the Expiration Date. For the week ending January 13, 2006, the interest rate would have been 4.41%.
      If you elect to accept the Rescission Offer with respect to shares that you continue to hold, you will receive an amount equal to the amount you paid for the shares, plus interest for the period from the date you purchased the shares through the date payment is made, less dividends that you received or that you are entitled to receive.
      If you no longer hold all the shares of our common stock acquired pursuant to the Plan on the Applicable Dates, we will only repurchase those shares that are not deemed sold. Shares are deemed sold in the order in which you purchased them. In order to determine which shares are eligible for repurchase, all shares acquired on your behalf pursuant to the Plan on the Applicable Dates will be matched against all sales of shares on or after the Applicable Dates by matching the first share acquired with the first share sold. Only those purchases that do not have matching sales are eligible for repurchase as part of the Rescission Offer. You are entitled to payment for those shares that are deemed sold at a loss. In order to determine the amount payable with respect to shares that are sold, the Rescission Administrator will use the same procedure as is used to determine which shares are eligible for repurchase.
      Since the first Applicable Date, we have paid cash dividends of $1.40 per share to holders of record of our common stock on each of May 13, 2005, August 12, 2005, November 8, 2005 and December 30, 2005. The amount and timing of future dividends are determined by our Board of Directors based on REIT tax requirements and business trends at the time.
      The Rescission Offer will expire at 5:00 p.m., Central time, on February 21, 2006.
      If you properly accept the Rescission Offer, we will mail you a check for the proceeds to which you are entitled on or before March 3, 2006 If you hold shares subject to the Rescission Offer through a DTC participant, we will mail the check for the proceeds to the DTC participant, and you should contact your DTC participant about having the proceeds properly credited to your account.
      As of January 18, 2006, the closing sale price of our common stock (as reported on the New York Stock Exchange) was $31.02 per share. For the fifty-two week period ending on such date, the per share sales price of our common stock ranged from a high of $48.60 to a low of $25.27.
How to Accept or Reject the Rescission Offer
     YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer
      Acceptance of the Rescission Offer is optional if you purchased shares of our common stock pursuant to the Plan on an Applicable Date. Generally, acceptance of the Rescission Offer is economically beneficial only if you have sold shares purchased on an Applicable Date at a loss and the loss you incurred exceeds the amount of dividends which you received or that you were entitled to receive in connection with such shares, or if you continue to hold shares purchased on the Applicable Dates, the market value of our common stock on the Expiration Date is less than the price you paid on the Applicable Dates, plus interest, less dividends that you received or that you are entitled to receive. You may accept the Rescission Offer in whole or in part. If you accept the Rescission Offer in part and change your decision and want to accept the Rescission Offer with respect to additional shares of our common stock, you can do this by completing and submitting another Rescission Offer Acceptance Form for such additional shares. In the event you elect to accept the Rescission Offer, you must complete the “Rescission Offer Acceptance Form” and return it to the attention of NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, Attention: Jeffrey D. Ayers. We must receive your properly completed Rescission Offer Acceptance Form and all other required documentation before the Expiration Date. Otherwise, you will be deemed to have rejected the Rescission Offer. We will, in our sole discretion, determine whether your Rescission Offer Acceptance Form has been properly completed and whether your acceptance of the Rescission Offer will be accepted or rejected.
      Certain shares of our common stock sold pursuant to the Plan on the Applicable Dates were registered in the name of the Depository Trust Company or its nominee, which we refer to in this prospectus as “DTC.” DTC facilitates the clearance and settlement of transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. If you purchased, and still hold, shares of our common stock subject to the Rescission Offer through an account maintained by a DTC participant and you desire to accept the Rescission Offer, you should contact your DTC participant promptly and instruct it to accept the Rescission Offer on your behalf. See “Special procedures for DTC participants” below.
      If you currently own shares subject to the Rescission Offer and you hold certificates for such shares, you must enclose with the Rescission Offer Acceptance Form the certificates for the shares to be repurchased by us, properly endorsed for transfer, with your signature guaranteed by an eligible guarantor institution such as a commercial bank, trust company, securities broker dealer, credit union or savings & loan that is a member of the Medallion Signature Guarantee Program. If the Plan Administrator is presently holding certificates for the shares to be repurchased by us, or the Plan Administrator holds such shares in book-entry form, your signature on the Rescission Offer Acceptance Form must be guaranteed as described above. If you decide to accept the Rescission Offer and intend to use the mail to return your stock certificates to us, we recommend that you use insured registered mail, return receipt requested.
      If you have already sold shares subject to the Rescission Offer at a loss, you must enclose with the Rescission Offer Acceptance Form proof reasonably satisfactory to us evidencing the bona fide sale of such shares to a third party, including the sale price for such shares. Satisfactory proof of the sale price of such shares may take the form of a receipt from the broker, dealer or other person conducting the sale. The sale price may have been paid in either cash or property. If the sale price was paid in property, the price will be deemed to be the fair market value of such property at the time of sale. If the proof of the sale price is not reasonably satisfactory to us, we may require additional proof. In addition, we may require evidence that any sale of such shares was a bona fide transfer to a third party.
      If you hold the shares of common stock subject to the Rescission Offer through a broker or other nominee who accepts the Rescission Offer on your behalf, your broker or nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

How to reject the Rescission Offer
      You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer, in whole or in part, after having submitted the Rescission Offer Acceptance Form then you may reject the Rescission Offer by sending a notice that includes your name, signature, address, social security number or taxpayer identification number, a clear indication that you are rejecting the Rescission Offer and the shares to which the rejection relates to the attention of NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, Attention: Jeffrey D. Ayers. We must receive this notice of rejection before the Expiration Date. Otherwise, you will be deemed to have accepted the Rescission Offer pursuant to your elections on the Rescission Offer Acceptance Form(s).
      If a DTC participant accepted the Rescission Offer on your behalf by submitting a Rescission Offer Acceptance Form and you want to reject the Rescission Offer, then you must instruct the DTC participant to submit a notice of rejection according to the procedure described above.
      If we receive a notice of rejection before the Expiration Date and you had enclosed certificates for shares of common stock with your Rescission Offer Acceptance Form, we will promptly return the certificates to you.
      IF YOU FAIL TO NOTIFY US IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO THE EXPIRATION DATE (OR ONLY ACCEPT THE RESCISSION OFFER IN PART), YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER WITH RESPECT TO THE SHARES OF COMMON STOCK THAT YOU DID NOT ACCEPT. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT TO BRING A CIVIL ACTION AGAINST US FOR FAILURE TO REGISTER THE SHARES UNDER FEDERAL SECURITIES LAWS. HOWEVER, FEDERAL LAW DOES PROVIDE THAT YOU MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES AND THREE YEARS FROM THE DATE SUCH SHARES WERE BONA FIDE OFFERED TO THE PUBLIC.

Special procedures for DTC participants
      To accept the Rescission Offer on behalf of a beneficial owner of shares of our common stock registered in the name of DTC, a DTC participant must:

•	complete the Rescission Offer Acceptance Form and return it to us along with:

•	for all shares you want us to rescind that have been previously sold at a loss, proof reasonably satisfactory to us evidencing the bona fide sale of such shares to a third party, including the sale price for such shares; and

•	initiate a Deposit/ Withdrawal At Custodian (“DWAC”) transaction to transfer to us the shares of our common stock that are registered in the name of DTC and being repurchased by us pursuant to the Rescission Offer. We will notify the DTC participant of the date that the DWAC transaction should be initiated. Upon instruction from us, the Plan Administrator will approve DWAC transactions to effect the transfer of such shares.
      Satisfactory proof of sale may take the form of a receipt from the broker, dealer or other person conducting the sale. The signature of a DTC participant on the Rescission Offer Acceptance Form is not required to be guaranteed if the DTC participant is a member of the Medallion Signature Guarantee Program and the DTC participant affixes its Medallion stamp on the Rescission Offer Acceptance Form.
      IF A DTC PARTICIPANT FAILS TO NOTIFY US IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO THE EXPIRATION DATE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER.

Accounting for the Rescission Offer
      We intend to account for the Rescission Offer by recording the fair market value of the shares of our common stock purchased by us as a charge to additional paid-in-capital based on the quoted market price of our common stock at the close of business on the Expiration Date. Any amounts paid by us pursuant to the Rescission Offer in excess of the fair market value of such shares, and any amounts paid by us with respect to shares of our common stock that were sold at a loss, will be recorded as other expense included in general and administrative expenses in our consolidated statement of income.
Use of Stock Purchased by Us in Rescission Offer
      The shares of our common stock purchased by us pursuant to the Rescission Offer, if any, will become authorized but unissued shares of common stock, and may be issued by us in accordance with our charter and Maryland law.
Funding the Rescission Offer
      We have sufficient funds available to pay for the purchase of any shares of common stock that may be tendered to us as a result of the Rescission Offer.
Questions about the Rescission Offer
      If you have questions about the Rescission Offer, you may call Jeffrey D. Ayers, the Rescission Administrator, at (816) 237-7000, Monday through Friday between 9:00 a.m. and 5:00 p.m., Central time, prior to the Expiration Date.
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
Federal Income Tax Considerations Related to the Rescission Offer
      The following discussion summarizes the material federal income tax considerations relating to the Rescission Offer. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or to special classes of holders, including persons who are not citizens or residents of the United States, subject to particular treatment under federal income tax laws.
      You are urged to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including the federal, state, local, foreign and other tax consequences and the potential changes in applicable tax laws.
      The discussion assumes that a person holds the shares of our common stock subject to the Rescission Offer as capital assets, or, as to a person who accepts the Rescission Offer with respect to shares of our common stock previously sold by such person, that such person held such shares as capital assets. The U.S. federal income tax law applicable to the Rescission Offer is unclear. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the tax consequences to anyone accepting the Rescission Offer. The IRS is not precluded from asserting a position contrary to the positions summarized in this discussion or otherwise recharacterizing a rescission transaction in whole or in part.
      Irvine Law Group, P.C., tax counsel to NovaStar Financial, has advised NovaStar Financial in connection with the federal income tax considerations related to the Rescission Offer. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences related to the Rescission Offer that are likely to be material to a holder of our common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.
      Pursuant to U.S. Treasury Department Circular 230, we are informing you that (a) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws that may be imposed on the taxpayer, (b) this discussion was written in connection with the promotion or marketing by us of the Rescission Offer, and (c) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Cash payment treated as a redemption payment
      We intend to treat common stock repurchases under the Rescission Offer as a taxable redemption of shares, with the redemption price equal to the amount paid by us for such shares (and including in the redemption price the amount treated for state law purposes as interest on the original purchase price of such shares). The IRS is not precluded from characterizing common stock repurchases under the Rescission Offer as the return of the original purchase price, which would be nontaxable because there would be no taxable gain or loss, plus the payment of interest, which would be taxable to you as ordinary income and would be deductible by us. This alternative treatment, however, would require that your original purchase of shares of our common stock be treated as a loan to us for U.S. federal income tax purposes. This seems unlikely because, among other reasons, you have the option to either accept or reject the Rescission Offer.

Determining if the redemption is a sale or a distribution
      If the redemption payment is treated as made for shares of our common stock, the tax treatment of the redemption payment will differ depending on whether the redemption of shares of our common stock under the Rescission Offer is treated as a sale or exchange of such shares or, alternatively, as a distribution. The redemption should be treated as a sale or exchange, and not as a distribution, if it (a) results in a “complete redemption” of your interest in our capital stock; (b) is “substantially disproportionate” with respect you; or (c) is “not essentially equivalent to a dividend” as such terms are defined by applicable authorities. These three tests, which are more fully described below, are collectively referred to in this discussion as the “Redemption Tests.”
      The Redemption Tests are applied on a person-by-person basis. If a redemption does not satisfy any of the Redemption Tests, the payment of the proceeds from the sale will be treated as a distribution. Because the Redemption Tests are applied independently to each person, it is possible that some persons accepting the Rescission Offer will be subject to sale or exchange treatment and others will receive distribution treatment. BECAUSE THE APPLICATION OF THE REDEMPTION TESTS IS APPLIED ON A PERSON-BY-PERSON BASIS, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR IN CONNECTION WITH THE POSSIBLE FEDERAL INCOME TAX TREATMENT THAT MAY APPLY IN YOUR PARTICULAR CASE.
      For purposes of determining whether any of the Redemption Tests are satisfied, you are treated as owning not only shares of our capital stock that you actually own, but also shares of our capital stock that are treated as constructively owned by you. You may be deemed to constructively own shares of our capital stock actually owned, and in some cases constructively owned, by certain related individuals or entities treated as related to you and shares of our capital stock that you have the right to acquire by exercise of an option, warrant or a conversion right. Contemporaneous or related transactions in our capital stock or stock options may also affect the Redemption Tests.
      The redemption will result in a “complete redemption” of all of your shares of our capital stock if either (a) all of such shares actually and constructively owned by you are sold pursuant to the Rescission Offer or (b) all of such shares actually owned by you are sold pursuant to the Rescission Offer and you are eligible to waive and effectively waive constructive ownership of such shares.

      The redemption will be “substantially disproportionate” with respect to you if (a) the percentage of our voting stock owned by you immediately after the redemption (taking into account all shares of our common stock purchased by us pursuant to the Rescission Offer) equals less than eighty percent of the percentage of our voting stock owned by you immediately before the redemption; (b) the percentage of our common stock owned by you after the redemption (taking into account the effect of all shares of our common stock purchased by us pursuant to the Rescission Offer) equals less than eighty percent of the percentage of our common stock you own immediately before the redemption; and (c) after the redemption you own less than fifty percent of the total combined voting power of all classes of our voting stock entitled to vote (taking into account the effect of all shares of our common stock purchased by us pursuant to the Rescission Offer).
      The redemption will satisfy the “not essentially equivalent to a dividend” test with respect to you if, in light of your particular circumstances (including your relative interest in our capital stock), your sale of shares of our common stock pursuant to the Rescission Offer results in a “meaningful reduction” of your interest in our capital stock (taking into account the effect of all shares of our common stock purchased by us pursuant to the Rescission Offer). This test may be satisfied irrespective of your failure to satisfy the complete redemption or substantially disproportionate tests.

Consequences if your redemption is a sale or exchange
      Assuming that our treatment of a repurchase under the Rescission Offer as a taxable redemption is correct, and if the redemption is a sale or exchange under one of the Redemption Tests described above, you will have capital gain or loss equal to the difference between the amount you receive pursuant to the Rescission Offer (including the portion of such amount equal to the interest on the original purchase price of the shares of our common stock) and your federal income tax basis in such shares. Unless your purchases of our common stock being redeemed occurred more than one year ago, the gain or loss will be short-term capital gain or loss.

Consequences if your redemption is a distribution
      If your redemption fails to qualify for sale or exchange treatment under the Redemption Tests described above, the gross proceeds you receive pursuant to the Rescission Offer will be characterized as a dividend distribution to the extent of our accumulated and/or current earnings and profits (on a pro rata basis with other persons whose redemptions fail to so qualify). The portion, if any, of the proceeds received by you in excess of the amount treated as a dividend will be treated first as a tax-free recovery of your basis in the redeemed shares and then as capital gain from a sale or exchange. If you receive proceeds that are taxed as a dividend, you should generally be able to transfer any unrecovered tax basis in the redeemed shares to any shares of our capital stock retained by you, or possibly to shares constructively owned by you if you do not retain any shares of our capital stock. The maximum rate of income tax for individuals on dividends paid by most types of tax-paying U.S. corporations is 15%. Dividends paid by REITs, like us, are not eligible for such treatment except in limited circumstances which we do not expect will apply in the case of payments pursuant to the Rescission Offer. Accordingly, payments by us pursuant to the Rescission Offer will be treated as ordinary income for stockholders subject to tax to the extent that Rescission payments do not qualify as a redemption.

Payments with respect to shares previously sold
      If you previously sold shares of our common stock subject to the Rescission Offer, we believe that the amount paid to you pursuant to the Rescission Offer with respect to such shares that you previously sold (including the portion of the payment treated for state law purposes as interest on the original purchase price of such shares) will be treated as capital gain at least to the extent of any losses incurred by you on such prior sales, although any payment in excess of such prior losses may be treated as a distribution taxable as ordinary income, as discussed under the heading “Consequences if your redemption is a distribution.” To the extent the payment is taxable as capital gain, such gain should be short-term.

Gain or loss calculation
      Under the terms of the Rescission Offer, you may receive in redemption of the subject shares the difference between the amount that you paid for the subject shares and any dividends that we paid on those shares. You should be aware that your federal tax basis in the subject shares would not be reduced by the amount of the dividends paid, with the result that the amount of gain or loss that you would recognize if your redemption qualifies for sale or exchange treatment may differ from the total amount that you are entitled to receive pursuant to the terms of the Rescission Offer.

Backup withholding
      Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a person pursuant to the Rescission Offer must be withheld and remitted to the United States Treasury unless you (a) are an exempt recipient and, if required, establish your right to an exemption or (b) provide your taxpayer identification number, certify that you are not currently subject to backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. You may generally avoid backup withholding by furnishing a completed Substitute Form W-9 included as part of the Rescission Offer Acceptance Form. Backup withholding is not an additional tax; any amount withheld under these rules will be creditable against your U.S. federal income tax liability, and you may be entitled to a refund provided the required information is furnished to the IRS.

Federal Income Tax Considerations for a Holder of Our Common Stock
      The following discussion summarizes the material federal income tax considerations that may be relevant to you, as a holder of our common stock. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances or to special classes of holders, including persons who are not citizens or residents of the United States, who are subject to particular treatment under federal income tax laws.
      You are urged to consult with your own tax advisor regarding the specific consequences to you of the ownership of our common stock, including the federal, state, local, foreign and other tax consequences of such ownership and the potential changes in applicable tax laws.

General
      The Code provides special tax treatment for organizations that qualify and elect to be taxed as REITs. The discussion below summarizes the material provisions applicable to NovaStar Financial as a REIT for federal income tax purposes and to its stockholders in connection with their ownership of shares of stock of NovaStar Financial. However, it is impractical to set forth in this prospectus all aspects of federal, state, local and foreign tax law that may have tax consequences with respect to an investor’s ownership of the common stock. The discussion of various aspects of federal taxation contained herein is based on the Code, administrative regulations, judicial decisions, administrative rulings and practice, all of which are subject to change. In brief, if detailed conditions imposed by the Code are met, entities that invest primarily in real estate assets, including mortgage loans, and that otherwise would be taxed as corporations, with limited exceptions, are not taxed at the corporate level on their taxable income that is currently distributed to their stockholders. This treatment eliminates most of the “double taxation,” at the corporate level and then again at the stockholder level when the income is distributed, that typically results from the use of corporate investment vehicles. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as normal corporate tax, on taxable income that is not currently distributed to its stockholders.
      NovaStar Financial elected to be taxed as a REIT under the Code commencing with its taxable year ended December 31, 1996.

Opinion of tax counsel
      Irvine Law Group, P.C., tax counsel to NovaStar Financial, has advised NovaStar Financial in connection with the formation of NovaStar Financial and NovaStar Financial’s election to be taxed as a REIT. Based on existing law and factual representations made to tax counsel by NovaStar Financial, tax counsel is of the opinion that NovaStar Financial, exclusive of any taxable affiliates, operated in a manner consistent with its qualifying as a REIT under the Code since the beginning of its taxable year ended December 31, 1996 through September 30, 2005, the date of the unaudited balance sheet and income statement made available to tax counsel, and the organization and contemplated method of operation of NovaStar Financial are such as to enable it to continue to so qualify throughout the balance of 2005 and in subsequent years. The opinion of tax counsel applies only to NovaStar Financial and its qualified REIT subsidiaries and not to NFI Holding Corporation (“NFI Holding”), NovaStar Mortgage and its subsidiaries, which operate as taxable entities. However, whether NovaStar Financial will in fact so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and administrative matters, the results of which may not be reviewed by tax counsel. Moreover, some aspects of NovaStar Financial’s operations have not been considered by the courts or the Internal Revenue Service. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. In the opinion of tax counsel, this section of the prospectus identifies and fairly summarizes the federal income tax consequences that are likely to be material to a holder of the common stock and to the extent such summaries involve matters of law, such statements of law are correct under the Code. Tax counsel’s opinions are based on various assumptions and on the factual representations of NovaStar Financial concerning its business and assets.
      This summary deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax considerations applicable to you if you are subject to special tax rules, such as:

•	a dealer or trader in securities;

•	a financial institution;

•	an insurance company;

•	a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

•	a stockholder whose functional currency is not the United States dollar; or

•	a tax-exempt organization or foreign taxpayer.
      The opinions of tax counsel are also based upon existing law including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect NovaStar Financial or its stockholders. We urge you to consult your own tax advisors regarding the tax consequences of ownership of our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of federal income tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.
      In the event NovaStar Financial does not qualify as a REIT in any year, it will be subject to federal income tax as a domestic corporation and its stockholders will be taxed in the same manner as stockholders of ordinary corporations. To the extent, as a consequence, NovaStar Financial would be subject to potentially significant tax liabilities, the amount of earnings and cash available for distribution to its stockholders would be reduced.

Qualification as a REIT
      To qualify for tax treatment as a REIT under the Code, NovaStar Financial must meet certain tests which are described immediately below.
      Ownership of Stock. NovaStar Financial shares of stock must be transferable and must be held by a minimum of 100 beneficial owners for at least 335 days of a 12 month year or a proportionate part of a short tax year. Since the closing of its private placement in 1996, NovaStar Financial has had more than 100 stockholders of record. NovaStar Financial must, and does, use the calendar year as its taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the shares of any class of the stock of NovaStar Financial may be owned directly or indirectly by five or fewer individuals. In determining whether NovaStar Financial shares are held by five or fewer individuals, attribution of stock ownership rules apply. NovaStar Financial’s charter imposes certain repurchase provisions and transfer restrictions to avoid more than 50% by value of any class of stock being held by five or fewer individuals, directly or constructively, at any time during the last half of any taxable year. Such repurchase and transfer restrictions will not cause the stock not to be treated as “transferable” for purposes of qualification as a REIT. NovaStar Financial has satisfied and intends to continue satisfying both the 100 stockholder and 50%/5 stockholder individual ownership limitations described above for as long as it seeks qualification as a REIT.
      Nature of Assets. On the last day of each calendar quarter at least 75% of the value of assets owned by NovaStar Financial must consist of qualified REIT assets, government securities, cash and cash items, the “75% of assets test.” NovaStar Financial expects that substantially all of its assets, other than qualified hedges, the stock of NFI Holding and certain intercompany loans to NFI Holding or one of its subsidiaries, will be “qualified REIT assets.” Qualified REIT assets include interests in real property, interests in mortgage loans secured by real property and interests in real estate mortgage investment conduits (“REMICs”). NovaStar Financial has complied with the 75% of assets test for each quarter since inception of its REIT election. Qualified hedges generally are financial instruments that a REIT enters into or acquires to protect against interest rate risks on debt incurred to acquire or carry qualified REIT assets, which the REIT has identified as a hedging transaction under Code section 1221(a)(7).
      On the last day of each calendar quarter, of the investments in securities not included in the 75% of assets test, the value of any one issuer’s securities may not exceed 5% by value of total assets and NovaStar Financial may not own more than 10% of any one issuer’s outstanding voting securities. Pursuant to its compliance guidelines, NovaStar Financial intends to monitor closely, on not less than a quarterly basis, the purchase and holding of assets in order to comply with the above assets tests. In particular, as of the end of each calendar quarter NovaStar Financial intends to limit and diversify its ownership of securities of any taxable affiliate, hedging contracts and other mortgage securities that do not constitute qualified REIT assets to not more than 25%, in the aggregate, by value of its portfolio, to not more than 5% by value as to any single issuer, and to not more than 10% of the voting stock and 10% of the value of the outstanding stock of any single issuer, collectively the “25% of assets limits”. In addition, as of the last day of any calendar quarter, not more than 20% of the value of the assets of NovaStar Financial may be represented by the securities of one or more taxable REIT subsidiaries, such as NFI Holding. If such limits are ever exceeded, NovaStar Financial intends to take appropriate remedial action to dispose of such excess assets or otherwise come into compliance with the quarterly asset tests within the thirty day period after the end of the calendar quarter, as permitted under the Code. As of September 30, 2005, NovaStar Financial complied with the tests described in this paragraph. If NovaStar Financial were to violate one or more quarterly asset tests by more than the de minimis thresholds of (a) 1% of the total value of the REIT’s assets as of the end of the quarter or (b) $10 million, NovaStar Financial would have to dispose of the offending assets or otherwise come into compliance with the quarterly asset test within either thirty days or six months after the end of the quarter, and in addition, if the longer six month period were elected, would have to pay a penalty tax of the greater of (a) $50,000 or (b) the net income generated by the excess assets times the highest corporate tax rate.

      REITs may directly own the stock of taxable subsidiaries. As noted above, the value of the securities of all taxable subsidiaries of a REIT will be limited to no more than 20% of the total value of the REIT’s assets. In addition, a REIT will be subject to a 100% penalty tax equal to any rents or charges that the REIT imposed on the taxable subsidiary in excess of the arm’s length price for comparable services.
      When purchasing mortgage-related securities, NovaStar Financial may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities and the income therefrom constitute qualified REIT assets and income for purposes of the 75% of assets test and the source of income tests. If NovaStar Financial invests in a partnership, NovaStar Financial will be treated as receiving its share of the income and loss of the partnership and owning a proportionate share of the assets of the partnership and any income from the partnership will retain the character that it had in the hands of the partnership.
      Sources of Income. NovaStar Financial must meet two separate income-based tests each year in order to qualify as a REIT.
      1. The 75% Test. At least 75% of gross income, the “75% of income test” for the taxable year must be derived from the following sources among others:

•	interest on, other than interest based in whole or in part on the income or profits of any person, and commitment fees to enter into, obligations secured by mortgages on real property;

•	gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of business; and

•	income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property or as a result of a default under a lease of such property.
      The investments that NovaStar Financial intends to make will give rise primarily to mortgage interest qualifying under the 75% of income test. As of September 30, 2005, NovaStar Financial complied with the 75% income test on an annualized basis for the 2005 taxable year.
      2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least an additional 20% of gross income for the taxable year must be derived from those sources, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property, the “95% of income test”. Income attributable to assets other than qualified REIT assets, such as income from dividends on stock including any dividends from a taxable affiliate like NFI Holding, interest on any other obligations not secured by real property, and gains from the sale or disposition of stock or other securities that are not qualified REIT assets will constitute qualified income for purposes of the 95% of income test only, but will not be qualified income for purposes of the 75% of income test. Income from hedging and gains from the disposition of hedging instruments is excluded from computation of the 95% of income test, meaning that hedging income may only affect NovaStar Financial’s compliance with the 75% of income test. Hedging income includes gains or payments received on interest rate swap or cap agreements, options, futures contracts, forward rate agreements or any other similar financial instrument entered into by a REIT in a transaction to reduce the interest rate risks for any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets. The definition of hedging income includes income from a transaction entered into to manage risks of interest rate or price change or currency fluctuation if clearly identified as a hedging transaction under Code section 1221(a)(7), the general hedging transaction provisions of the Code. Income from mortgage servicing, loan guarantee fees or other contracts under which NovaStar Financial would earn fees for performing services and hedging other than from qualified REIT assets will not qualify for either the 95% or 75% of income tests. NovaStar Financial intends to severely limit its acquisition of any assets or investments the income from which does not qualify for purposes of the 95% of income test. Moreover, in order to help ensure compliance with the 95% of income test and the 75% of income test, NovaStar Financial intends to limit substantially all of the assets that it acquires, other than the stock of any taxable affiliate and qualified hedges, to qualified REIT assets. The policy of NovaStar Financial to maintain REIT status may limit the type of assets, including hedging contracts, that NovaStar Financial otherwise might acquire. As of September 30, 2005, NovaStar Financial complied with the 95% income test on an annualized basis for the 2005 taxable year.
      For purposes of determining whether NovaStar Financial complies with the 75% of income test and the 95% of income test detailed above, gross income does not include gross income from “prohibited transactions.” A “prohibited transaction” is one involving a sale of property in which the seller is a dealer. A prohibited transaction does not include a sale of dealer property by a REIT for which the foreclosure property election is made. Net income from “prohibited transactions” is subject to a 100% tax.
      NovaStar Financial intends to maintain its REIT status by carefully monitoring its income, including income from dividends from NFI Holding and interest from loans not secured by interests in real estate, among other items in order to comply with the 75% of income test and the 95% of income test. In order to help insure its compliance with the REIT requirements of the Code, NovaStar Financial has adopted guidelines the effect of which will be to limit its ability to earn certain types of income, including income from hedging, other than hedging income from qualified REIT assets and from qualified hedges.
      Failure to satisfy one or both of the 75% or 95% of income tests for any year may result in either (a) an excise tax on the amounts of income by which it failed to comply with the 75% test of income or the 95% of income test, reduced by estimated related expenses, assuming such failure was for reasonable cause and not willful neglect, or (b) loss of REIT status. There can be no assurance that NovaStar Financial will always be able to maintain compliance with the gross income tests for REIT qualification despite continuous monthly monitoring procedures. Moreover, there is no assurance that the relief provisions for a failure to satisfy either the 95% or the 75% of income tests will be available in any particular circumstance.
      Distributions. NovaStar Financial must distribute to its stockholders on a pro rata basis each year an amount equal to 90% of its taxable income before deduction of dividends paid and excluding net capital gain, plus 90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Code, less any “excess noncash income.”
      NovaStar Financial intends to make distributions to its stockholders in amounts sufficient to meet this 90% distribution requirement. Such distributions must be made by the time that NovaStar Financial files its corporate tax return for the year to which the dividend distributions relate. If NovaStar Financial’s taxable income were to materially exceed its cash receipts, NovaStar Financial could be compelled to dispose of mortgage assets, borrow or use available capital to satisfy the distribution requirement.
      A nondeductible excise tax, equal to 4% of the excess of such required distributions over the amounts actually distributed will be imposed for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of 85% of NovaStar Financial’s “ordinary income,” 95% of NovaStar Financial’s capital gain net income, and income (in excess of prior years’ excise taxes) not distributed in earlier years.
      Under its dividend policy, NovaStar Financial generally expects that it may not distribute the portion of its taxable income remaining after the distribution of the final regular quarterly dividend each year within the time frame required to avoid being subject to the nondeductible 4% excise tax described above. Imposition of the excise tax on NovaStar Financial may reduce the amount of cash ultimately available for distribution to stockholders. NovaStar Financial expects to avoid regular income tax on its net income by distributing dividends equal to substantially all of its taxable income by the time that NovaStar Financial files its tax return for the year to which the income relates.
      If NovaStar Financial fails to meet the 90% distribution test as a result of an adjustment to tax returns by the Internal Revenue Service, or due to NovaStar Financial’s filing of an amended corporate tax return, NovaStar Financial by following certain requirements set forth in the Code may pay a deficiency dividend within a specified period which will be permitted as a deduction in the taxable year to which the adjustment is made. NovaStar Financial would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return. NovaStar Financial generally distributes dividends equal to 100% of its taxable income to eliminate corporate level tax. The Code provides for a $50,000 excise tax, rather than disqualification as a REIT, for a REIT that violates a REIT qualification test other than one of the annual gross income tests or quarterly asset tests. The violation must be due to reasonable cause and not willful neglect.

Taxation of NovaStar Financial
      In any year in which NovaStar Financial qualifies as a REIT, it generally will not be subject to federal income tax on that portion of its taxable income or net capital gain which is distributed to its stockholders. NovaStar Financial will, however, be subject to tax at normal corporate rates upon any net income or net capital gain not distributed. NovaStar Financial intends to distribute substantially all of its taxable income to its stockholders on a pro rata basis by the time it files its tax return for the year to which the income relates.
      In addition, NovaStar Financial will also be subject to a tax of 100% of net income from any prohibited transaction (a prohibited transaction generally is a sale of property held primarily for sale to customers in the ordinary course of business — other than foreclosure property) and will be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% of income tests, reduced by approximated expenses, if the failure to satisfy such tests is due to reasonable cause and not willful neglect and if certain other requirements are met. NovaStar Financial may be subject to the alternative minimum tax on certain items of tax preference.
      If NovaStar Financial acquires any real property as a result of foreclosure, or by a deed in lieu of foreclosure, it may elect to treat such real property as foreclosure property. Net income from the sale of foreclosure property is taxable at the maximum federal corporate rate, currently 35%. Income from foreclosure property will not be subject to the 100% tax on prohibited transactions. NovaStar Financial will determine whether to treat such real property as foreclosure property on the tax return for the fiscal year in which such property is acquired. NovaStar Financial expects to so elect.
      NovaStar Financial may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. In such event, NovaStar Financial would pay tax on such retained net long-term capital gains. In addition, to the extent designated by NovaStar Financial, a stockholder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of NovaStar Financial’s taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on NovaStar Financial on the designated amounts included in such stockholder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the stockholder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).
      NovaStar Financial securitizes mortgage loans and sells such mortgage loans through one or more taxable subsidiaries. However, if NovaStar Financial itself were to sell such mortgage assets on a regular basis, there is a substantial risk that it would be deemed “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. Such taxable affiliate will not be subject to this 100% tax on income from prohibited transactions, which is only applicable to REITs.
      In addition, NovaStar Financial will be subject to a 100% penalty tax equal to any rent or other charges that it imposed on any taxable REIT subsidiary in excess of an arm’s-length price for comparable services.

      NovaStar Financial will derive income from its taxable REIT subsidiaries by way of dividends and interest on certain intercompany loans. Such dividends and interest are non-real estate source income for purposes of the 75% income test. Therefore, when aggregated with NovaStar Financial’s other non-real estate source income, such dividends and interest must be limited to 25% of NovaStar Financial’s gross income each year. NovaStar Financial will monitor the value of its investment in its taxable REIT subsidiaries and the amount of dividends and interest received from such subsidiaries to ensure compliance with all applicable income and asset tests.
      NovaStar Financial’s taxable REIT subsidiaries are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including NovaStar Financial, as dividend distributions.
      As noted above, NovaStar Financial will be subject to the 4% excise tax to the extent that it does not distribute 85% of its REIT taxable income within the calendar year.
      If NovaStar Financial acquires a built-in gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and NovaStar Financial recognizes built-in gain upon a disposition of such asset occurring within 10 years of its acquisition, then NovaStar Financial will be subject to federal tax to the extent of any built-in gain at the highest corporate income tax rate.
      NovaStar Financial may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated. If NovaStar Financial were to recognize excess inclusion income and have stockholders who are disqualified organizations (generally state, federal or foreign agencies or instrumentalities not subject to tax), NovaStar Financial may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the stockholders that are disqualified organizations. NovaStar Financial intends to avoid transactions that could generate excess inclusion income for it and its stockholders.
      Any taxable REIT subsidiary of NovaStar Financial, such as NFI Holding, will be subject to taxation on net income and will make distributions to us as its stockholder only on after-tax income.
      As a publicly held corporation, NovaStar Financial will not be allowed a deduction for applicable employee remuneration with respect to any covered employee in excess of $1 million per year. The million dollar limit on deductibility is subject to certain exceptions, including the exception for “performance based compensation” meeting each of the following criteria:

•	the terms of the agreement must have been approved in advance of payment by the corporation’s stockholders;

•	the agreement must have been approved by a compensation committee consisting solely of two or more non-employee directors of the corporation; and

•	the performance based compensation payable to the employee must be based on objective performance criteria and the meeting of these criteria must have been certified by the compensation committee consisting of two or more outside directors.
      Based on certain representations of NovaStar Financial, tax counsel is of the opinion that it is more likely than not that the deduction for compensation to the officers under the agreements would not be disallowed under the million dollar limit.

Termination or revocation of REIT status
      The election to be treated as a REIT will be terminated automatically if NovaStar Financial fails to meet the REIT qualification requirements described above under the heading “Qualification as a REIT”. In that event, NovaStar Financial will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the election was terminated unless all of the following relief provisions apply:

•	NovaStar Financial did not willfully fail to file a timely return with respect to the termination taxable year;

•	inclusion of incorrect information in such return was not due to fraud with intent to evade tax; and

•	NovaStar Financial establishes that failure to meet requirements was due to reasonable cause and not willful neglect.
      NovaStar Financial may also voluntarily revoke its election, although it has no intention of doing so, in which event NovaStar Financial will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four taxable years.
      If NovaStar Financial failed to qualify for taxation as a REIT in any taxable year, and the relief provisions did not apply, NovaStar Financial would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders with respect to any year in which NovaStar Financial fails to qualify as a REIT would not be deductible by NovaStar Financial nor would they be required to be made. Failure to qualify as a REIT would result in a reduction of its distributions to stockholders in order to pay the resulting taxes. If, after forfeiting REIT status, NovaStar Financial later qualifies and elects to be taxed as a REIT again, NovaStar Financial could face significant adverse tax consequences.

Taxation of NovaStar Financial’s stockholders
      General. For any taxable year in which NovaStar Financial is treated as a REIT for federal income purposes, amounts distributed by NovaStar Financial to its stockholders out of current or accumulated earnings and profits will be includible by the stockholders as ordinary income for federal income tax purposes unless properly designated by NovaStar Financial as capital gain dividends. In the latter case, the distributions will be taxable to the stockholders as long-term capital gains.
      The maximum rate of income tax for individuals on dividends paid by most types of tax-paying U.S. corporations is 15%. Dividends paid by REITs are not eligible for such treatment except in limited circumstances (such as to the extent of dividend income received from NovaStar Financial’s taxable subsidiaries) which NovaStar Financial does not expect will apply to a material extent in its case. The Code also, in the case of noncorporate taxpayers, generally imposes a maximum long-term capital gains tax rate of 15% (for sales or exchanges on or after May 6, 2003, through taxable years beginning before January 1, 2009) and imposes a maximum tax rate on ordinary income of 35%. Accordingly, the 15% tax rate for long-term capital gains will generally apply to long-term capital gains, if any, recognized by such a holder on the disposition of our stock held for more than one year and on NovaStar Financial’s distributions designated as long-term capital gain dividends attributable to sales or exchanges on or after May 6, 2003. In addition, the Code imposes backup withholding at a rate of 28%.
      Distributions will not be eligible for the dividends received deduction available for non-REIT corporations. Stockholders may not deduct any net operating losses or capital losses of NovaStar Financial.
      Any loss on the sale or exchange of shares of the stock held by a stockholder for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividend received on the stock held by such stockholders.
      Any gain or loss on the taxable sale or other disposition of our stock will be a capital gain or loss, and will be long-term capital gain if our stock has been held for more than one year at the time of the disposition. Noncorporate stockholders are generally taxable at a maximum rate of 15% on long-term capital gain. Proceeds received upon a sale or other disposition of our stock may be subject to the information reporting and backup withholding rules described below unless an exemption applies and, if necessary, is properly established.

      If NovaStar Financial makes distributions to its stockholders in excess of its current and accumulated earnings and profits, those distributions will be considered first a tax-free return of capital, reducing the tax basis of a stockholder’s shares until the tax basis is zero. Any such distributions in excess of the tax basis will be taxable as gain realized from the sale of shares.
      NovaStar Financial, exclusive of its taxable affiliates, does not expect to acquire or retain residual interests issued by REMICs. Such residual interests, if acquired by a REIT, would generate excess inclusion income to stockholders of the REIT. Excess inclusion income cannot be offset by net operating losses of a stockholder. If the stockholder is a tax-exempt entity, the excess inclusion income is fully taxable as unrelated trade or business income as defined in Section 512 of the Code. If allocated to a foreign stockholder, the excess inclusion income is subject to Federal income tax withholding without reduction pursuant to any otherwise applicable tax treaty. Excess inclusion income realized by a taxable affiliate is not passed through to stockholders. Potential investors, and in particular tax exempt entities, are urged to consult with their tax advisors concerning this issue.
      NovaStar Financial will notify stockholders after the close of the taxable year as to the portions of the distributions which constitute ordinary income, return of capital and capital gain. Dividends and distributions declared in the last quarter of any year payable to stockholders of record on a specified date in such month will be deemed to have been received by the stockholders and paid on December 31 of the record year, provided that such dividends are paid before February 1 of the following year.

Taxation of tax-exempt entities
      In general, a tax-exempt entity that is a stockholder of NovaStar Financial is not subject to tax on distributions. NovaStar Financial has consistently avoided, and intends to continue to avoid, recognition of income that could cause an investment in its stock to generate unrelated business income for tax-exempt investors. NovaStar Financial does not intend to cause its dividend distributions to be treated as representing excess inclusion income which would be taxable as unrelated business income for a tax-exempt entity holding NovaStar Financial stock. The IRS has ruled that amounts distributed by a REIT to an exempt employees’ pension trust do not constitute unrelated trade or business income and thus should be nontaxable to such a tax-exempt entity. Tax counsel is of the opinion that indebtedness incurred by NovaStar Financial in connection with the acquisition of real estate assets such as mortgage loans will not cause dividends paid to a stockholder that is a tax-exempt entity to be unrelated trade or business income, provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Code. Under some conditions, if a tax-exempt employee pension or profit sharing trust were to acquire more than 10% of the stock of NovaStar Financial, a portion of the dividends on such stock could be treated as unrelated trade or business income.
      For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in NovaStar Financial will constitute unrelated trade or business income unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the unrelated trade or business income generated by its investment. Such entities should review Code Section 512(a)(3) and should consult their own tax advisors concerning these “set aside” and reserve requirements.

Foreign investors
      The preceding discussion does not address the federal income tax consequences to foreign investors, non-resident aliens and foreign corporations as defined in the Code, of an investment in NovaStar Financial. In general, foreign investors will be subject to special withholding tax requirements on income and capital gains distributions attributable to their ownership of NovaStar Financial stock. A foreign stockholder of a REIT who owns less than 5% of the REIT’s outstanding shares of a class of stock with respect to which a distribution is made need not treat the distribution as gain from a United States Real Property Interest for purposes of the Foreign Investors in Real Property Tax Act (codified at Code

Section 897). Foreign investors should consult their own tax advisors concerning the federal income tax consequences to them of a purchase of shares of NovaStar Financial stock including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, REITs by foreign investors. In addition, federal income taxes must be withheld on certain distributions by a REIT to foreign investors at a flat rate of 30% unless reduced or eliminated by an income tax treaty between the United States and the foreign investor’s country or unless the shares are held in connection with the foreign investor’s U.S. business. A foreign investor eligible for reduction or elimination of withholding must file an appropriate form with NovaStar Financial (or the appropriate withholding agent) in order to claim such treatment.

Recordkeeping requirement
      A REIT is required to maintain records regarding the actual and constructive ownership of its shares, and other information, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT’s shares, e.g., if NovaStar Financial has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of outstanding shares of stock and if NovaStar Financial has 200 or fewer stockholders of record, from persons holding 1/2% or more of the stock, regarding their ownership of shares. NovaStar Financial must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. NovaStar Financial maintains the records and demand statements as required by these regulations.

Backup withholding
      The Code imposes a modified form of “backup withholding” for payments of interest and dividends. This withholding applies only if a stockholder, among other things,

•	fails to furnish NovaStar Financial with a properly certified taxpayer identification number;

•	fails properly to report interest or dividends from any source; or

•	under certain circumstances fails to provide NovaStar Financial or the stockholder’s securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.
      The backup withholding rate is 28% of “reportable payments,” which include dividends. Stockholders should consult their tax advisors as to the procedure for insuring that distributions to them will not be subject to backup withholding.
      NovaStar Financial will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any.

State and local taxes
      State and local tax laws may not correspond to the federal income tax principles discussed in this section. Accordingly, you should consult your tax advisers concerning the state and local tax consequences of an investment in our common stock.

ERISA investors
      A fiduciary of a pension, profit-sharing plan, stock bonus plan or individual retirement account, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of the Code or the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, commonly called “ERISA,” should consider

•	whether the ownership of NovaStar Financial’s stock is in accordance with the documents and instruments governing the plan;

•	whether the ownership of NovaStar Financial’s stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle A of Title I of ERISA, if applicable, and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA;

•	the prohibitions under ERISA on improper delegation of control over, or responsibility for, “plan assets” and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, or permits, by action or inaction, the occurrence of, or fails to remedy, a known breach of duty by another fiduciary with respect to plan assets; and

•	the need to value the assets of the plan annually.
      Based on certain representations of NovaStar Financial, tax and ERISA counsel is of the opinion that the common stock qualifies as “publicly offered securities” within the meaning of the regulations defining “plan assets” and therefore, in most circumstances, the common stock, and not the underlying assets of NovaStar Financial, will be considered the assets of a plan investing in the common stock.
USE OF PROCEEDS
      We will receive no proceeds from the Rescission Offer.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room.
      We have filed a registration statement on Form S-3, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement and the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, and information we file with the Commission after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.
      We have filed the documents listed below with the Commission under the Exchange Act and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004 (except for Items 6, 7 and 8, which have been updated in our Current Report on Form 8-K filed on January 19, 2006, as amended) (including the portions of our Proxy Statement on Schedule 14A incorporated therein by reference);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, except for information furnished under Current Reports on Form 8-K, which is not deemed filed and not incorporated herein by reference; and

•	the description of our common stock included in our registration statements on Form 8-A, and any further amendments or reports filed for the purpose of updating such description.
      Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.
      You may obtain copies of all documents which are incorporated in this prospectus by reference (excluding exhibits to those documents unless the exhibits are specifically incorporated by reference in such documents) without charge upon written or oral request to Corporate Secretary, NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114, telephone (816) 237-7000. Additionally, you can get further information about us on our website, http://www.novastarmortgage.com. We do not, however, intend for the information on our website to constitute part of this prospectus.
LEGAL MATTERS
      Certain matters of Maryland law, including the validity of the securities offered hereby, will be passed on for us by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed on for us by Irvine Law Group, P.C., Newport Beach, California.
EXPERTS
      The consolidated financial statements of NovaStar Financial, Inc. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 appearing in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2006, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 appearing in the Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to a change in accounting principle, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A
RESCISSION OFFER ACCEPTANCE FORM

      YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER IN WHOLE OR IN PART. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT SIGN AND RETURN THIS FORM. YOU DO NOT NEED TO DO ANYTHING TO REJECT THE RESCISSION OFFER.
      IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE SIGN AND RETURN THIS FORM AND ALL OTHER REQUIRED DOCUMENTATION AND ENSURE ITS RECEIPT BY 5:00 P.M., CENTRAL TIME, ON FEBRUARY 21, 2006 (THE “EXPIRATION DATE”), PURSUANT TO THE INSTRUCTIONS BELOW.

Ladies and Gentlemen:
      The undersigned acknowledges receipt of a prospectus dated January 20, 2006 (the “Prospectus”), of NovaStar Financial, Inc. (the “Company”), pursuant to which the Company offers to rescind (the “Rescission Offer”) the purchase of 286,645 shares of common stock of the Company (the “Shares”) that were acquired through the Company’s Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) on May 11, 2005, May 23, 2005 or May 27, 2005 (the “Applicable Dates”).
      1. The undersigned hereby accepts the Rescission Offer for the Shares listed below, upon the terms and subject to the conditions set forth in the Prospectus.
Provide the following information for all Shares you purchased on the Applicable Dates that you want us to rescind. If you have sold Shares after the Applicable Dates, include the information with respect to the original purchase of such Shares.
(If you need additional space, please complete, sign and attach an additional sheet.)

		Share	Share Certificate Held by the
Date of	Number of	Certificate	Plan Administrator or Shares Registered in	Shares Registered in
Purchase	Shares	Enclosed	the Name of the Plan Administrator	the Name of DTC

		YES ☐ NO ☐	YES ☐ NO ☐	YES ☐ NO ☐

		YES ☐ NO ☐	YES ☐ NO ☐	YES ☐ NO ☐

		YES ☐ NO ☐	YES ☐ NO ☐	YES ☐ NO ☐

		YES ☐ NO ☐	YES ☐ NO ☐	YES ☐ NO ☐

		YES ☐ NO ☐	YES ☐ NO ☐	YES ☐ NO ☐

Provide the following information with respect to Shares you have sold since the Applicable Dates and for which you want us to compensate you for the loss associated with such Shares.
(If you need additional space, please complete, sign and attach an additional sheet.)

Date of	Number of	Gross Consideration Received
Sale	Shares Sold	(prior to deduction for any commissions or fees)	Type of Consideration Other Than Cash

Note: If you have sold Shares to a third party prior to the date hereof in a bona fide transaction, please enclose herewith proof reasonably satisfactory to the Company evidencing the sale. Satisfactory proof of sale may take the form of a receipt from the broker, dealer or other person conducting the sale. If the proof of a bona fide sale is not reasonably satisfactory to the Company, the Company may require additional proof. In addition, the Company may require evidence that any sale was a bona fide transfer of such Shares.
      2. Effective as of the Expiration Date, the undersigned sells, assigns and transfers to the order of the Company all right, title and interest in and to the Shares, and orders the registration of any such Shares that are held by the Plan Administrator or DTC transferred to the order of the Company. The undersigned hereby represents that the undersigned is conveying all interests in the Shares free and clear of all liens and encumbrances of any kind, and that no such interest has been previously or concurrently transferred in any manner to any other person or entity.

SIGNATURES

Print name of the undersigned and, (a) if Shares are held by a partnership, corporation, trust or entity, the name and capacity of the individual signing on its behalf, and (b) if Shares are held as joint tenants or as community property, the name(s) of the co- purchaser(s).

Printed Name

Dated:	Signature

Tax I.D./Soc. Sec. No.

Dated:	Signature (Co-Purchaser)

Tax I.D./Soc. Sec. No. (Co-Purchaser)

Street Address

City, State and Zip Code

Telephone Number/Facsimile Number

Mailing Address (if different from above)

City, State and Zip Code
GUARANTEE OF SIGNATURES
(See Instruction 3 below)

Dated:	Authorized Guarantor Signature

Name(s)

Name of Firm

Address of Firm

City, State and Zip Code

Telephone Number

INSTRUCTIONS TO RESCISSION OFFER ACCEPTANCE FORM
      1. Accepting The Rescission Offer: In order to accept the Rescission Offer, you must:

A. Sign the Rescission Offer Acceptance Form (See Instruction 2) and complete the name, address, phone number, date, and Social Security Number or Taxpayer Identification Number information below your signature;

B. If you hold certificates for any of the Shares you want us to rescind, enclose such certificate(s) with the Rescission Offer Acceptance Form. The certificates must be duly endorsed for transfer or accompanied by an assignment separate from the certificate(s) (See Instruction 3);

C. If you have sold any of the Shares you want us to rescind at a loss, enclose your proof of loss on the sale(s) of the Shares with the Rescission Offer Acceptance Form (such proof of loss must be in a form acceptable to the Company, such as a receipt from the broker, dealer or other person conducting the sale);

D. Complete and sign the Substitute Form W-9 attached to the Rescission Offer Acceptance Form (See Instruction 5); and

E. Mail or return the Rescission Offer Acceptance Form and all other required documentation for receipt before 5:00 p.m., Central time, on February 21, 2006 to:

NovaStar Financial, Inc. 8140 Ward Parkway, Suite 300 Kansas City, Missouri 64114 Attention: Jeffrey D. Ayers

The Company recommends that you send Rescission Offer Acceptance Form and all other required documentation by registered or certified mail with return receipt requested.

F. A DTC participant must initiate a Deposit/ Withdrawal At Custodian (“DWAC”) transaction to transfer to the Company the Shares that are registered in the name of DTC and being repurchased by us pursuant to the Rescission Offer Acceptance Form. The Company will notify the DTC participants of the date that the DWAC transaction should be initiated.
      2. Signatures: If the Rescission Offer Acceptance Form is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or any other representative or fiduciary, including a DTC participant, the person signing must give such person’s full title in such capacity and, if requested, appropriate evidence of authority to act in such capacity must be forwarded to the Company. If the Shares have been assigned by the original registered holder, the Rescission Offer Acceptance Form should be signed in exactly the same form as the name of the last transferee indicated on the books of the Company or the Plan Administrator or the transfers attached to or endorsed on the certificates for such Shares.
      3. Stock Certificates and Signature Guarantees:

A. If you have physical possession of any certificates representing Shares you want us to rescind, such certificates must be enclosed with the Rescission Offer Acceptance Form, duly endorsed for transfer or accompanied by an assignment separate from the certificates and in either case with your signature(s) guaranteed by an eligible guarantor institution such as a commercial bank, trust company, securities broker dealer, credit union or savings & loan that is a member of the Medallion Signature Guarantee Program.

B. If certificates for Shares you want us to rescind are being held by the Plan Administrator and are not currently and have never been in your physical possession, or the Shares are registered in the name of the Plan Administrator, (i) your signature(s) on the last page of the Rescission Offer Acceptance Form must be guaranteed by in the space provided on the last page of the Rescission Offer Acceptance Form by an eligible guarantor institution such as a commercial bank, trust company, securities broker dealer, credit union or savings & loan that is a member of the Medallion Signature Guarantee Program, and (ii) the Plan Administrator will transfer all such Shares to the order of the Company with no further action by you.

C. If Shares you want us to rescind are registered in the name of DTC, the signature of a DTC participant on the last page of the Rescission Offer Acceptance Form is not required to be guaranteed, if the DTC participant is a member of the Medallion Signature Guarantee Program and the DTC participant affixes its Medallion stamp on the Rescission Offer Acceptance Form.

      4. Mutilated, Lost, Destroyed Or Stolen Certificates: If any certificate which the undersigned desires to tender to the Company for repurchase pursuant to the Rescission Offer has been mutilated, lost, destroyed or stolen, the holder should promptly notify the Company at (816) 237-7000. The undersigned will then be directed as to the steps that must be taken in order to replace the certificate. The Rescission Offer Acceptance Form and related documents cannot be processed until the procedures for replacing lost, mutilated, destroyed or stolen certificate(s) have been followed
      5. Important Tax Information: Under federal income tax law, any person who accepts the Rescission Offer is required to provide the Company with such person’s correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9 below. The TIN is the person’s social security number or employer identification number. If the Company is not provided with the correct TIN, the undersigned may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to the undersigned pursuant to the Rescission Offer may be subject to backup withholding.
      If backup withholding applies, the Company is required to withhold 28% of any payments made to the undersigned (and any state tax amount). Backup withholding is not an additional tax. Rather, the tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.
      6. Questions: All questions with respect to Rescission Offer Acceptance Form and the Rescission Offer (including questions relating to the timeliness or effectiveness of any election) will be determined by the Company, which determination shall be final and binding. All questions regarding our Rescission Offer can be directed to Jeffrey D. Ayers at (816) 237-7000.

SUBSTITUTE Form W-9	PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	Part I — Social Security Number OR Employer Identification Number

Department of the Treasury Internal Revenue Service	Name: Business Name:	(If awaiting TIN, write “Applied For”)

Payer’s Request For Taxpayer Identification Number (TIN)	Please check appropriate box: ☐ Individual/Sole Proprietor ☐ Partnership ☐ Corporation ☐ Other Address City, State, Zip Code	Part II — For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, check the Exempt box below, and complete the Substitute Form W-9.

Exempt ☐

Certification — Under penalties of perjury, I certify that:
(1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
(3) I am a U.S. Person (including a U.S. Resident alien).

Certification Instructions — You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item (2) does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

Signature:

Date:

NOTE:	FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE RESCISSION OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.
YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
         I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me will be withheld until I provide a taxpayer identification number.

Signature:	Date:

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER. Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the Payer.

For this type of account:
Give NAME and SOCIAL SECURITY number (SSN) of:

1.	Individual	The individual

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	(a) The usual revocable savings trust (grantor is also trustee)	The grantor — trustee(1)
	(b) So-called trust account that is not a legal or valid trust under state law	The actual owner(1)
5.	Sole proprietorship or single-owner LLC	The owner(3)
6.	A valid trust, estate, or pension trust	The legal entity (Do not furnish the identifying number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)(4)
7.	Corporation or LLC electing corporate status under Form 8832	The corporation
8.	Association, club, religious, charitable, educational or other tax-exempt organization	The organization
9.	Partnership	The partnership
10.	A broker or registered nominee	The broker or nominee
11.	Account with the Department of Agriculture in the name of a public entity (such as State or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name, but you may also enter your business or “DBA” name. You may use either your SSN or EIN (if you have one).
(4)	List first and circle the name of the legal trust, estate, or pension trust.

NOTE:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following is an itemized statement of estimated expenses to be paid by the registrant in connection with the Rescission Offer. All amounts are estimates, except the registration fee.

Commission registration fee	$1,165
NYSE listing fees	5,000
Accounting fees and expenses	8,500
Printing fees	12,000
Legal fees and expenses	50,000
Miscellaneous	1,000

Total	$77,665

Item 15.	Indemnification of Directors and Officers
      The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
      The charter of the registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer of the registrant and at the request of the registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the registrant establish certain procedures for indemnification and advancement of expenses pursuant to applicable law and the registrant’s charter. The charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.
      The MGCL requires a corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (x) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
      The registrant has entered into indemnification agreements with certain of its directors and officers. Under the indemnification agreements, the registrant will indemnify each indemnitee to the maximum extent permitted by Maryland law for liabilities and expenses arising out of the indemnitee’s service to the registrant or other entity for which such indemnitee is or was serving at the request of the registrant. The indemnification agreements also provide (a) for the advancement of expenses by the registrant, subject to certain conditions, (b) a procedure for determining an indemnitee’s entitlement to indemnification and (c) for certain remedies for the indemnitee. In addition, the indemnification agreements require the registrant to use its reasonable best efforts to obtain directors and officers liability insurance on terms and conditions deemed appropriate by the registrant’s Board of Directors.
      The registrant maintains insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which are paid by the registrant. The effect of these insurance policies is to indemnify any directors or officers of the registrant against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer upon a determination that such person acted in accordance with the requirements of such insurance policy.

Item 16.	Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))
4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))
4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/ A filed by the Registrant on January 20, 2004 (File No. 001-13533))
5.1	Opinion of Venable LLP as to legality (including consent of such firm)*
8.1	Opinion of Irvine Law Group, P.C. as to certain tax matters (including consent of such firm)*
23.1	Consent of Venable LLP (see item 5.1 above)
23.2	Consent of Irvine Law Group, P.C. (see item 8.1 above)
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (set forth on signature page)
99.1	Form of letter to Rescission Offer recipients*

*	Filed herewith

Item 17.     Undertakings.
      The undersigned registrant hereby undertakes:
      (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registration relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.
      (h) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on January 18, 2006.

NOVASTAR FINANCIAL, INC.

By:	/s/ Scott F. Hartman

Scott F. Hartman
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
      Each of the undersigned directors and/or officers of NovaStar Financial, Inc., do hereby constitute and appoint Scott F. Hartman, W. Lance Anderson, Gregory S. Metz, Jeffrey T. Ayers, Rodney E. Schwatken and Todd M. Phillips, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution to act for him and in his name, place and stead, in his capacity as a director and/or officer of NovaStar Financial, Inc., to sign any and all amendments to this registration statement (including post-effective amendments) and other documents in connection with this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Scott F. Hartman Scott F. Hartman	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2006

/s/ W. Lance Anderson W. Lance Anderson	President, Chief Operating Officer and Director	January 18, 2006

/s/ Gregory S. Metz Gregory S. Metz	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	January 18, 2006

/s/ Rodney E. Schwatken Rodney E. Schwatken	Vice President, Controller and Treasurer (Principal Accounting Officer)	January 18, 2006

/s/ Gregory T. Barmore Gregory T. Barmore	Director	January 18, 2006

Signature	Position	Date

/s/ Edward W. Mehrer Edward W. Mehrer	Director	January 18, 2006

/s/ Art N. Burtscher Art N. Burtscher	Director	January 18, 2006

/s/ Donald M. Berman Donald M. Berman	Director	January 18, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-3 filed by the Registrant on July 19, 2005 (File No. 333-126699))
4.2	Certificate of Amendment to the Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Form 8-K filed by the Registrant on July 6, 1998 (File No. 001-13533))
4.3	Articles Supplementary of the Registrant adopted January 15, 2004 (incorporated by reference to Exhibit 3.5 to the Form 8-A/A filed by the Registrant on January 20, 2004 (File No. 001-13533))
5.1	Opinion of Venable LLP as to legality (including consent of such firm)*
8.1	Opinion of Irvine Law Group, P.C. as to certain tax matters (including consent of such firm)*
23.1	Consent of Venable LLP (see item 5.1 above)
23.2	Consent of Irvine Law Group, P.C. (see item 8.1 above)
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (set forth on signature page)
99.1	Form of letter to Rescission Offer recipients*

*	Filed herewith